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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                AMENDMENT NO. 7
                                       TO
                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                          NIELSEN MEDIA RESEARCH, INC.
                           (NAME OF SUBJECT COMPANY)

                          NIELSEN MEDIA RESEARCH, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                   653929307
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                         ------------------------------

                               STEPHEN J. BOATTI
                             SENIOR VICE PRESIDENT,
                       CHIEF LEGAL OFFICER AND SECRETARY
                          NIELSEN MEDIA RESEARCH, INC.
                                299 PARK AVENUE
                            NEW YORK, NEW YORK 10171
                                 (212) 708-7500
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS ON
                   BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                             JOEL S. HOFFMAN, ESQ.
                              JOHN G. FINLEY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000

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    This Amendment No. 7 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9 previously filed by Nielsen Media Research, Inc. dated August 20, 1999. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED.

    Item 8 of the Schedule 14D-9 is hereby amended and supplemented by incorporating by reference therein the press release issued by VNU on October 25, 1999, a copy of which is filed as Exhibit 99.14 to the Schedule 14D-9.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

    The following additional exhibit is filed herewith:

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
Exhibit 99.14 Press Release of VNU dated October 25, 1999 (incorporated by reference to Exhibit (a)(13) to Amendment No. 6 to Schedule 14D-1 of Niner Acquisition, Inc., VNU USA, Inc. and VNU N.V. filed on October 25, 1999).
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                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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
                                                       NIELSEN MEDIA RESEARCH, INC.

                                                       By:  /s/ STEPHEN J. BOATTI
                                                            -----------------------------------------
                                                            Name: Stephen J. Boatti
                                                            Title:  Chief Legal Officer
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Dated: October 25, 1999

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                                 EXHIBIT INDEX

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
Exhibit 99.13 Press Release of VNU dated October 25, 1999 (incorporated by reference to Exhibit (a)(13) to Amendment No. 6 to Schedule 14D-1 of Niner Acquisition, Inc., VNU USA, Inc. and VNU N.V. filed on October 25, 1999).
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